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                                                                     EXHIBIT 5.1

                        Kramer, Levin, Naftalis & Frankel
                                 919 Third Ave.
                               New York, NY 10022



                                September 18, 1996


Twin Laboratories Inc.
2120 Smithtown Ave.
Ronkonkoma, NY 11779

         Re:   Twin Laboratories Inc.
               Registration Statement on Form S-4
               (File No. 333-6781)

Ladies and Gentlemen:

         We have acted as counsel to Twin Laboratories Inc., a Utah corporation (the "Company"), Twinlab Corporation, a Delaware corporation ("TLC"), and Advanced Research Press, Inc., a New York Corporation ("ARP", and together with TLC, the "Guarantors"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer by the Company (the "Exchange Offer") to exchange $100,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2006 ("New Notes") for a like amount of its outstanding 10 1/4% Senior Subordinated Notes due 2006 ("Old Notes"). The New Notes will be guaranteed ("Guarantees") on a full and unconditional senior subordinated basis by the Guarantors and certain future subsidiaries of the Company. The New Notes will be issued pursuant to an Indenture, dated May 7, 1996, among the Company, the Guarantors, and Fleet National Bank as Trustee, Registrar, Paying Agent and Securities Agent.

         As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have
(a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers of the Company.

         We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware.
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Securities and Exchange Commission
September 18, 1996
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               Based upon the foregoing, we are of the opinion that:

         The Guarantees of each Guarantor, when issued and delivered in connection with the exchange of the New Notes for the Old Notes in the manner described in the Registration Statement and when such New Notes are executed and authenticated as specified in the Indenture, will be duly issued and delivered and will constitute binding obligations of the respective Guarantor.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                       Very truly yours,



                                       /s/ Kramer, Levin, Naftalis & Frankel
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